                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         TeleCommunication Systems, Inc.
                         -------------------------------
                                (NAME OF ISSUER)


                              Class A Common Stock
                         -------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    87929J103
                                    ---------
                                 (CUSIP NUMBER)


                                December 31, 2000
                                -----------------

             DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



--------------------------------------------------------------------------------


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]        RULE 13d-1(b)

[ ]        RULE 13d-1(c)

[X]        RULE 13d-1(d)




                                PAGE 1 OF 6 PAGES



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
-----------------------------------------------------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON:
            Drew A. Morin

            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
            ###-##-####

-----------------------------------------------------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)  [ ]

                                                                                                                  (b)  [ ]
-----------------------------------------------------------------------------------------------------------------------------
  3        SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION


           Maryland
-----------------------------------------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

                                  596,320

                          ---------------------------------------------------------------------------------------------------
         NUMBER             6     SHARED VOTING POWER
       OF SHARES
      BENEFICIALLY                256,854
        OWNED BY
          EACH            ---------------------------------------------------------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
      PERSON WITH
                                  596,320

                          ---------------------------------------------------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  256,854

-----------------------------------------------------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           853,174

-----------------------------------------------------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                       [ ]

-----------------------------------------------------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%
-----------------------------------------------------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*
           IN

-----------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

           (a)       Name of Issuer

                     TeleCommunication Systems, Inc.

           (b)       Address of Issuer's Principal Executive Offices

                     275 West Street
                     Annapolis, Maryland  21401

ITEM 2.

           (a)       Name of Person Filing

                     Drew A. Morin

           (b)       Address of Principal Business Office or, if none, Residence

                     c/o TeleCommunication Systems, Inc.
                     275 West Street
                     Annapolis, Maryland  21401


           (c)       Citizenship

                     Maryland


           (d)       Title of Class of Securities

                     Class A Common Stock

           (e)       CUSIP Number

                     87929J103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a)       [ ]  Broker or Dealer registered under Section 15 of
                          the Act

           (b)       [ ]  Bank as defined in Section 3(a)(6) of the Act

           (c)       [ ]  Insurance Company as defined in Section 3(a)(19)
                          of the Act

           (d)       [ ]  Investment Company registered under Section 8 of
                          the Investment Company Act


           (e)       [ ]  Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940

           (f)       [ ]  Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee
                          Retirement Income Security Act of 1974 or
                          Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

           (g)       [ ]  Parent Holding Company, in accordance with Section
                          240.13d-1(b)(ii)(G) (Note: See Item 7)

           (h)       [ ]  A savings association as defined in section 3(b)
                          of the Federal Deposit Insurance Act

           (i)       [ ]  A church plan that is excluded from the definition
                          of an investment company under section 3(c)(14) of the Investment Company Act of 1940


           (j)       [ ]  Group, in accordance with Section
                          240.13d-1(b)-1(ii)(J)

ITEM 4.    OWNERSHIP

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

           (a)       Amount of beneficially owned:                                           853,174 shares
           (b)       Percent of class:                                                                 6.2%
           (c)       Number of shares as to which the person has:
                     (i)       Sole power to vote or to direct the vote                      596,320 shares
                     (ii)      Shared power to vote or to direct the vote                    256,854 shares
                     (iii)     Sole power to dispose or to direct the disposition of         596,320 shares
                     (iv)      Shared power to dispose or to direct the disposition of       256,854 shares

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                     Not applicable.


ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
                     THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                     COMPANY

                     Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



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                     Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

                     Not applicable.

ITEM 10.   CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated:       February 14, 2001

                                             /s/ DREW A. MORIN
                                           --------------------------------
                                           Drew A. Morin